Exhibit 99.1

NETLIST STRENGTHENS CAPITAL STRUCTURE WITH NEW FINANCING
FROM FORTRESS INVESTMENT GROUP

- Financing Backed by Netlist’s IP Assets -

- Underscores Value of High Performance Server Memory Solutions -

IRVINE, CALIFORNIA, July 18, 2013 - Netlist, Inc. (NASDAQ: NLST), a leading provider of high performance memory solutions for the cloud computing and storage markets, announced today that it closed new credit financing for up to $15 million from an affiliate of Fortress Investment Group LLC (NYSE: FIG), a leading global investment firm. The capital is intended to support Netlist’s ongoing development of its product and patent portfolios covering next generation server and storage systems.

“The strategic financing from Fortress underscores the untapped value of our extensive IP portfolio,” said Netlist President and CEO, C.K. Hong.  “Working with the team at Fortress, we are focused on fully maximizing the investments we have made in our advanced memory products and leveraging our patent portfolio to the benefit of our shareholders.”

“Netlist had the great foresight to invest in patenting their innovative products,” said Eran Zur, Managing Director and Head of the Intellectual Property Finance Group at Fortress Investment Group. “Fortress is excited to partner with Netlist to help it capitalize on its investment in patents.”

Netlist has steadily invested in and grown its IP portfolio, which now includes 36 issued patents and more than 35 US and foreign pending patent applications in the areas of high performance and high density memory subsystems and hybrid memory technologies.

In conjunction with the new financing, the Company amended its loan agreement with Silicon Valley Bank.  Under the new agreement Silicon Valley Bank will continue to provide the Company with a line of credit and has amended the covenants under its previous agreement. A more detailed summary of the terms of the Fortress and Silicon Valley Bank transactions is available in the Company’s Report on Form 8-K filed concurrently with the issuance of this release.

About Netlist:

Netlist, Inc. designs and manufactures high-performance, logic-based memory subsystems for server and storage applications for cloud computing. Netlist’s flagship products include HyperCloud®, a patented memory technology that breaks traditional performance barriers, NVvault™ and EXPRESSvault™ family of products that significantly accelerate system performance and provide mission critical fault tolerance, and a broad portfolio of industrial Flash and specialty memory subsystems including VLP (very low profile) DIMMs and Planar-X RDIMMs.

Netlist develops technology solutions for customer applications in which high-speed, high-capacity, small form factor and efficient heat dissipation are key requirements for system memory. These customers include OEMs that design and build tower, rack-mounted, and blade servers, high-performance computing clusters, engineering workstations and telecommunications equipment. Founded in 2000, Netlist is headquartered in Irvine, CA with manufacturing facilities in Suzhou, People’s Republic of China and an engineering design center in Silicon Valley, CA. Learn more at www.netlist.com.

About Fortress:

Fortress Investment Group LLC is a leading, highly diversified global investment firm with $56 billion in assets under management as of March 31, 2013. Founded in 1998, Fortress manages assets on behalf of over 1,500 institutional clients and private investors worldwide across a range of private equity, credit, liquid hedge funds and traditional asset management strategies. Fortress is publicly traded on the New York Stock Exchange (NYSE: FIG). For additional information, please visit www.fortress.com.

Safe Harbor Statement:

This news release contains forward-looking statements regarding future events and the future performance of Netlist. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, risks associated with the launch and commercial success of our products, programs and technologies; the success of product partnerships; continuing development, qualification and volume production of EXPRESSvault™, NVvault™, HyperCloud® and VLP Planar-X RDIMM; the timing and magnitude of the anticipated decrease in sales to our key customer; our ability to leverage our NVvault™ technology in a more diverse customer base; the rapidly-changing nature of technology; risks associated with intellectual property, including patent infringement litigation against us as well as the costs and unpredictability of litigation over infringement of our intellectual property and the possibility of our patents being reexamined by the United States Patent and Trademark office; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components and vendors in the supply chain; fluctuations in the market price of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K filed on March 29, 2013, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time. Except as required by law, Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

Brainerd Communicators, Inc.

Corey Kinger/Mike Smargiassi

NLST@braincomm.com

(212) 986-6667